Registration No. 333-

As filed with the Securities and Exchange Commission on July 29, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SOFTBRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-2021446
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Meridian Crossings, Suite 800

Minneapolis, Minnesota 55423

(Address, including zip code,

of registrant’s principal executive offices)

SoftBrands, Inc. 2001 Stock Incentive Plan

(Full title of the plan)

David G. Latzke
Two Meridian Crossings, Suite 800

Minneapolis, Minnesota 55423
(612) 851-1500

(Name, address and telephone number,
 including area code, of agent for service of process)

Copy to:

Thomas O. Martin, Esq.

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402
(612) 340-2600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $0.01 par value per share	11,400,000	$2.023	$23,066,990	$2,715

(1)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and Rule 457(c) of the Securities Act of 1933, as amended.  The proposed maximum aggregate offering price has been calculated as follows: options to purchase 10,489,250 shares of Common Stock have been granted with an approximate weighted average exercise price of $2.184; the proposed maximum aggregate offering price of the remaining 91,750 shares of Common Stock that are being registered herein is based upon the average of the high and low bid quotations of the registrant’s Common Stock as reported on the over-the-counter pink sheets on July 27, 2005.

(2)          Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by SoftBrands, Inc. (the “Company”), are incorporated by reference in this Registration Statement, as of their respective dates:

(a)             the Company’s Registration Statement on Form 10, as amended June 26, 2005;

(b)            the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004;

(c)             the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

(d)            The Company’s Current Reports on Form 8-K filed April 8, 2005 and May 13, 2005;

(e)             The description of our common stock contained in the Registration Statement on Form 10 filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.                                                           Description of Securities.

Not applicable.

Item 5.                                                           Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                           Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law grants the Company the power to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

Article 6 of the Company’s Second Amended and Restated Certificate of Incorporation provides that the personal liability of the directors of the corporation shall be eliminated to the fullest extent permitted by law.

Article 6 of the Company’s Bylaws provides that the Company shall indemnify our officers and directors under such circumstances and to the extent permitted by law.

Item 7.                                                           Exemption from Registration Claimed.

Not applicable.

Item 8.                                                           Exhibits.

Exhibit Number	Description
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’ Registration Statement on Form 10, File No. 000-51118).
4.2	Bylaws (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form 10, File No. 000-51118).
4.3	Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10, File No. 000-51118).
4.4

Certificate of Designation of Preferences, Privileges, Powers and Rights of Series B Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form 10, File No. 000-51118).

4.5

Rights Agreement dated as of November 26, 2002 between SoftBrands, Inc. and Wells Fargo Bank Minnesota, National Association (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10, File No. 000-51118).

5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of PricewaterhouseCoopers LLC.
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney.

Item 9.                                                           Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on July 28, 2005.

SOFTBRANDS, INC

By	*
George H. Ellis
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 28, 2005.

*	Chief Executive Officer and Chairman
George H. Ellis	(principal executive officer)

*	Director, President and Chief Operating
Randal B. Tofteland	Officer

*	Senior Vice President, Chief Financial
David G. Latzke	Officer and Secretary (principal
financial and accounting officer)

*	Director
Dann V. Angeloff

*	Director
W. Douglas Lewis

*	Director
Jeffrey Vorholt

*	Director
Elaine Wetmore

* By:	/s/DAVID G. LATZKE
David Latzke
As Attorney-in-Fact

Exhibit Index to
Form S-8

SOFTBRANDS, INC.

Exhibit Number	Description
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’ Registration Statement on Form 10, File No. 000-51118)
4.2	Bylaws (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form 10, File No. 000-51118)
4.3	Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10, File No. 000-51118)
4.4

Certificate of Designation of Preferences, Privileges, Powers and Rights of Series B Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form 10, File No. 000-51118)

4.5

Rights Agreement dated as of November 26, 2002 between SoftBrands, Inc. and Wells Fargo Bank Minnesota, National Association (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10, File No. 000-51118).

5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of PricewaterhouseCoopers LLC
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney